Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Preliminary Fourth Quarter 2020 Revenue

Menlo Park, Calif. – January 11, 2021 – Pacific Biosciences of California, Inc. (the “Company”) (NASDAQ: PACB), a leading provider of high-quality sequencing platforms, today announced unaudited preliminary revenue of approximately $27 million for its fourth quarter ended December 31, 2020.  The Company’s full financial results for the fourth quarter and the fiscal year ended December 31, 2020 are not yet available.

Financial and Operational Highlights

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Preliminary fourth quarter revenue is expected to be approximately $27 million, representing an estimated increase of approximately 41% sequentially compared with $19.1 million for the third quarter of 2020.

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The Company placed 35 Sequel II/IIe Systems during the fourth quarter, bringing the total installed base of Sequel II/IIe systems up to 203 as of December 31, 2020, compared with 168 as of September 30, 2020.

•	In October 2020, the Company launched the Sequel IIe System, the latest instrument evolution based on the Company’s Single Molecule, Real-Time (SMRT®) Sequencing technology.
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In November 2020, the Company received approximately $94 million in net proceeds from an underwritten public offering of its common stock and ended the quarter with a balance of over $318 million in unrestricted cash and investments.

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During the fourth quarter, the Wellcome Sanger Institute committed to purchase seven new Sequel IIe systems to support the Darwin Tree of Life initiative, making it one of the world’s largest SMRT sequencing facilities.

•	The Company expanded its senior management team, naming Mark Van Oene as Chief Operating Officer and Peter Fromen as Chief Commercial Officer.

Preliminary Unaudited Revenue Analysis

The Company expects fourth quarter 2020 revenue of approximately $27 million, an estimated increase of 41% compared with $19.1 million in the third quarter of 2020, and an estimated decrease of 3% compared with $27.9 million in the fourth quarter of 2019.

Preliminary instrument revenue for the fourth quarter of 2020 is expected to be approximately $13.5 million, compared with $7.7 million for the third quarter of 2020, and compared with $15.3 million for the fourth quarter of 2019. Preliminary consumables revenue for the fourth quarter of 2020 is expected to be approximately $10.0 million, compared with $8.0 million for the third quarter of 2020, and compared with $9.3 million for the fourth quarter of 2019. Preliminary service and other revenue for the fourth quarter of 2020 is expected to be approximately $3.5 million, compared with $3.3 million for the third quarter of 2020, and compared with $3.4 million for the fourth quarter of 2019.

Commenting on the announcement, Christian Henry, CEO of Pacific Biosciences stated, “We are pleased with the sales momentum we saw during the fourth quarter, which resulted in strong sequential growth in revenue.  We are also pleased with our progress building out the organization including adding Mark and Peter to the Company in order to capitalize on increased customer interest in SMRT Sequencing with HiFi reads.”

The Company’s actual results for the three months ended December 31, 2020 may differ materially from the preliminary estimates above, which are not a comprehensive statement of the Company’s financial results and are not necessarily indicative of the results to be expected for fiscal 2020 or any future period.

Impact of COVID-19 Pandemic

Financial results for the twelve months of 2020 were negatively impacted as many of our customers in multiple regions around the world shut down operations for various periods of time in efforts to curb the spread of the COVID-19 pandemic. This resulted in lower product revenues for the twelve months of 2020 compared to the same period of 2019. Uncertainties associated with the pandemic, including recent resurgences in infection rates, may cause further impacts to our operations and financial results.

The Company is scheduled to present at the 2021 JP Morgan Healthcare Conference on January 14, 2021 at 11:00 am Pacific Time.  The Company is scheduled to report its fourth quarter 2020 results during a conference call on February 10, 2021, at which point the Company will discuss its 2020 financial results in more detail.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB), is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, our preliminary financial results for the fourth quarter ended December 31, 2020, including our revenue, instrument revenue, consumable revenue and service and other revenue and our installed instruments during the quarter, customer interest in SMRT Sequencing with HiFi reads, sales momentum, the impact of COVID-19 on our business, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com